EXHIBIT 5.1

                          Dolgenos Newman & Cronin LLP
                -------------------------------------------------

                     96 Spring Street, New York, N.Y. 10012
                        Tel 212-925-2800 Fax 212-925-0690


                                                                 August 27, 1999


Avitar, Inc.
65 Dan Road
Canton, Massachusetts  02021

         Re:      Avitar Stock Option Plans and Warrants

Gentlemen:

         We have acted as counsel to Avitar, Inc. (the "Company") in connection with the registration with the Securities and Exchange Commission on Form S-8 of shares of Avitar's common stock, par value $0.01 (the "Shares"), which may be issued in connection with the above-referenced plans (the "Plans"). In connection with that registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and proposed issuance of the Shares, the Certificate of Incorporation of the Company and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

         Based upon that review, it is our opinion that the Shares when issued in conformance with the terms and conditions of the Plans, will be legally issued, fully paid and nonassessable under the Delaware General Corporation Law.

         We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares.

                                     Very truly yours,

                                     DOLGENOS NEWMAN & CRONIN LLP

                                     By   /s/   Eugene M. Cronin





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